EXHIBIT 6.1

111 Capital

NOTE SERVICING AGREEMENT

1. THE AGREEMENT: This Agreement (“Agreement”) is made on____/____/_______and shall be performed in the State of Nevada between 111 Capital, Inc., a California corporation and licensed mortgage lender (“Servicer” and “Lender”), and 111 Crowdfunding, LLC a Nevada limited liability company (“Investor”), for mutual consideration herein evidenced. This Agreement defines the terms on which Servicer shall service note(s) and mortgage(s) made to a borrower (“Mortgagor”). Note(s) serviced under this Agreement shall be indentified on an Addendum(s) that will be attached to and made part of this Agreement.

In construing this Agreement and Servicer’s obligations hereunder, the standard of care shall be the customary and ordinary care prevailing in the mortgage note servicing industry.

2. INVESTOR RATE: The rate of interest to Investor on mortgage note(s) serviced under this Agreement shall be identified in the Addendum(s) to this Agreement, specific to each note, and payable monthly as described elsewhere in this Agreement.

3. SERVICER REPRESENTATIONS AND WARRANTIES: Servicer, as originator of the mortgage note(s) being serviced under this Agreement, represents and warrants as to each such mortgage note(s) to be serviced under this Agreement that:

a)	The mortgage note(s) was duly executed by the Mortgagor, acknowledged and recorded, and is a valid lien on the property as evidenced by the security instrument;

b)	The full principal amount of the mortgage note(s) has been advanced to the Mortgagor, either by payment direct to him or by payment made on his request or approval; the unpaid principal balance is as stated; all costs, fees, and expenses incurred in making, closing, and recording the mortgage have been paid; and no part of the mortgaged property has been released from the lien of the mortgage;

c)	There is in force a paid-up title insurance policy on the mortgage issued by a major title company in an amount at least equal to the outstanding principal balance of the mortgage;

d)	There is in force for each mortgage note(s) a hazard insurance policy; and

e)	All mortgage note(s) documents submitted to Investor are genuine, and all other representations as to each such mortgage are true and correct and meet the requirements and specifications of all parts of this Agreement.

1

4. PROPERTY INSURANCE: Servicer shall use due diligence to provide proof to Investor that the property value including improvements on the premises securing each mortgage note(s) are kept insured by hazard insurance policies issued by companies acceptable to Investor, in an amount at least equal to the outstanding principal of the mortgage or the full insurable value of the improvements, whichever is less, and of a type at least as protective as fire and extended coverage. In the event of lapse of an applicable hazard insurance policy, because of non-payment by the Mortgagor or otherwise, Servicer, upon becoming aware of such lapse, will use diligence to obtain a hazard insurance policy from an insurer of its choice in an amount at least equal to the outstanding principal of the mortgage or the full insurable value of the improvements, whichever is less. Servicer may advance insurance costs on behalf of Investor, at the option of Servicer. Servicer shall invoice Mortgagor for insurance costs advanced by Servicer. If Mortgagor fails to reimburse Servicer within 30 days of invoice, then Investor shall reimburse Servicer for insurance costs advanced, within 30 days, upon written invoice.

5. PROPERTY CONDITION NOTICES: Servicer will notify Investor if it becomes aware of any of the following circumstances in connection with a mortgage note(s) being serviced under this Agreement:

a.	The failure of any Mortgagor to perform any obligations under the mortgage note(s);

b.	The sale or transfer of any premises securing the mortgage note(s);

c.	The death, bankruptcy, insolvency, or disability of a Mortgagor, which might impair such Mortgagor’s ability to repay the mortgage note(s); and

d.	Any loss or damage to any premises securing the mortgage note(s), in which event, in addition to notifying Investor, Servicer will notify the applicable insurance companies and file a claim or coordinate with the Mortgagor to file a claim.

Notwithstanding anything to the contrary in this Agreement, no notice need be given to the Investor of any facts other than those of which Servicer shall have actual notice, and notice to the Investor under this section shall not be required to be made in writing.

6. INVESTOR’S WRITTEN CONSENT FOR MODIFICATIONS REQUIRED: Servicer will not accept any prepayment of mortgage principal except as required by law, or as authorized by law and permitted by the terms of the mortgage note(s) agreement; nor shall Servicer waive, modify, release, or consent to postponement by the Mortgagor of any term or provision of the mortgage note(s), without the written consent of Investor.

7. PARTIAL SALE OF MORTGAGE: In the event Investor sells all or any part of its interest in a mortgage note(s) subject to this Agreement to a third party or parties, including the sale of participating interests in such mortgage note(s), such third parties shall succeed to all of the rights of Investor hereunder for the portion purchased and this Agreement shall remain in full force and effect.

2

8. SERVICER COMPENSATION: Compensation of Servicer shall be up to 3% annually of the loan amount of performing loans being serviced. Servicer’s compensation shall be paid on a monthly basis. Servicer shall only be compensated from payments received from Mortgagor. Servicer shall not be compensated for services during which payments by Mortgagor or assigns are not received. In addition to the Servicer’s compensation described above, any ancillary fees earned in connection with servicing, including, but not limited to, late fees, NSF fees, note modification fees, document provision fees, wire fees, fax fees and the like, shall be paid to Servicer.

9. RECORD KEEPING: Servicer shall keep a complete, accurate, and separate account of and properly apply all sums collected by it from the Mortgagor on account of each such mortgage. Servicer shall perform such other customary duties, furnish such other reports, and execute such other documents in connection with its duties hereunder as Investor from time to time reasonably may require.

10. PAYMENTS TO INVESTOR:

a.	Servicer shall deposit all funds received from Mortgagor in repayment of note(s) owned by Investor in a segregated trust or custodial demand deposit account in a state or national bank, the deposits of which are insured by the Federal Deposit Insurance Corporation, or other acceptable State or Federal agency. Servicer shall hold such account in a name that evidences the trust nature of the account. Servicer shall maintain detailed records to show the respective interests of each individual mortgage note(s) in the account.

b.	From the monthly mortgage payments collected and deposited by the 8th of a particular month, Servicer shall distribute that portion of the payment’s attributable interest, at the rate set forth in Section 2 above by the 10th of the same month, or on the next business day if the 10th is a holiday or a day the depository is closed. Servicer will make distributions. Principal collected from Mortgagors on any mortgage note(s) being serviced under this Agreement will be distributed to Investors within five (5) business days from its receipt by Servicer, unless there is a separate agreement between Servicer and Investor whereby such principal is to be retained for reinvestment, in which case that agreement shall control as to distribution or reinvestment of principal. Servicer shall keep accurate books and records pertaining to all payments received from Mortgagors, and the distribution of such payments.

c.	Payments shall be made to Investor as indicated on the Addendums specific to each note(s) being serviced under this Agreement.

e.	In the event any Mortgagor fails to make a payment as required by the term of his/her mortgage note(s), Servicer will notify Investor of such fact within thirty (30) days after the same shall have become due and payable. Such notice is not required to be provided in writing.

SERVICER DOES NOT GUARANTEE THE PAYMENT OF INTEREST, PRINCIPAL, OR EXPENSES THAT HAVE NOT BEEN RECEIVED FROM THE MORTGAGOR. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SERVICER’S OBLIGATION TO MAKE DISTRIBUTIONS TO INVESTOR UNDER THIS AGREEMENT ONLY APPLIES TO THE EXTENT THE FUNDS HAVE BEEN RECEIVED FROM THE MORTGAGOR(S).

3

11. NOTICES AND PAYMENTS: Notices and Payments under this agreement shall be directed to the addresses below. Either party may change their address for notices and payments by providing written notice to the other party.

Servicer:

111 Capital, Inc.

1820 W. Carson St. Ste#204

Torrance, CA, 90501

310-929-7502

Investor:

111 Crowdfunding, LLC

810 E. Sahara Ave, #123

Las Vegas, NV 89104

702-425-9000

12. TERMINATION OF AGREEMENT: Investor may, by notice to Servicer, terminate this Agreement as to mortgages being serviced if:

a.	Servicer becomes insolvent or bankrupt or is placed under conservatorship or receivership;

b.	Servicer assigns or attempts to assign its rights and obligations hereunder, without written consent of Investor, which consent shall not be unreasonably withheld;

c.	In any event and without cause, upon sixty (60) days written notice and payment to Servicer of a sum equal to five percent (5%) of the aggregate principal unpaid balance of all mortgages being serviced for Investor under this Agreement; or

d.	In the event Mortgagor becomes more than sixty (60) days late on a scheduled payment.

13. DEFINITION OF SERVICER: The term “Servicer” as used herein shall mean the firm responsible for doing the actual servicing of the note(s), and such term shall encompass any Subservicer appointed by Servicer to perform note servicing functions at the request of Servicer.

4

14. NON-PERFORMING NOTE: During the term of this Agreement, Servicer shall proceed diligently to collect all payments under the terms of each mortgage as they become due. If Mortgagor fails to make a scheduled note payment, then for the purposes of this Agreement, the note(s) will be referred to as a non-performing note (“NPN”). In the event of an NPN, Servicer shall make diligent efforts to encourage the Mortgagor to pay past due amounts promptly. Servicer, at Servicer’s sole discretion, shall decide which NPN services shall be utilized in each individual case in an effort to achieve resolution. NPN services provided by Servicer may include the following:

a.	Mortgagor Communications: Servicer will utilize a combination of telephone calls, default letters, and demand letters to inform Mortgagor that payment is late and to review the payment terms of the mortgage. Servicer will also inquire about what difficulties or problems are causing the NPN. In addition, the Servicer will encourage the Mortgagor to make arrangements to bring the note current immediately and/or make a commitment to bring the note current at a specified time in the immediate future;

b.	NPN Resolution: Servicer shall proceed diligently to administrate an equitable resolution to the NPN on behalf of the Investor. Servicer will utilize a combination of meetings with Mortgagor, property inspections, Mortgagor and project financial analysis, payment plans, and/or identification of a Third Party partner or Assignee to provide capital to bring payments current and fund project to completion;

c.	Collateral Repossession: After the 60th day respectively that a payment becomes past due, and at the written request of Investor, Servicer shall proceed diligently to administrate collateral repossession for the Investor. Collateral repossession services by Servicer may include facilitating an assignment of beneficial interest to the Investor if property title is held in a Land Trust, and/or facilitate the identification and retention of legal counsel for the purposes of filing and completing a foreclosure action;

d.	Assignment to Second Mortgage Holder: This paragraph applies only if there is a 2nd mortgage Investor that has an agreement with the 1st mortgage Investor, allowing the 2nd mortgage Investor the option of assuming Mortgagor’s position in the property in the event of a default. Servicer, at the request of the 2nd mortgage Investor, shall facilitate assignment to the 2nd mortgage Investor according to the terms of the option agreement. The option agreement typically will require the 2nd mortgage Investor to bring the 1st mortgage Investor current, maintain payments, capitalize and manage the project to completion; and

e.	Collateral Liquidation: Upon successful collateral repossession for Investor, Servicer, at Investor’s request, shall facilitate the identification of a capital recovery service. The identified service company shall offer a complete management and liquidation service for Investor. Servicer may offer the services of directly-affiliated entity and/or identify an outside third party capital recovery service for Investor.

15. EXPENSES: If Mortgagor fails to make necessary payments to maintain and protect subject property, then Investor shall be responsible for all such expenses, including expenses incurred to repossess and/or liquidate subject property, if necessary. Investor, at Investor’s sole discretion, shall determine which expenses shall be incurred under this paragraph. Expenses in this section refer to outside party expenses. Upon advanced notice to Investor, Servicer may advance outside party expenses on behalf of Investor. Investor shall reimburse Servicer for all outside party expenses advanced within thirty (30) days of written invoice. Notices under this section are not required to be in writing.

5

16. ENTIRE AGREEMENT: This document contains the entire agreement between the parties and cannot be modified in any respect except by an amendment in writing signed by both parties. This document is the entire agreement and incorporates all previous discussions and understandings about subject mortgage, property, and servicing agreement. The invalidity of any portion of this Agreement shall in no way affect the balance thereof.

17. TERM OF THE AGREEMENT: This Agreement shall remain in effect until:

a.	Investor’s interest in the mortgages being serviced under this Agreement is liquidated completely;

b.	The title to subject property or beneficial interest, if title to subject property is held in a land trust, is transferred from Mortgagor to Investor, other mortgage holder, or assigns;

c.	This Agreement is terminated in accordance with Section 12 above, as applicable; or

d.	Servicer terminates this Agreement for any reason and without cause, upon ninety (90) days written notice to Investor stating that it intends to terminate this agreement, or if it is ordered by any governmental agency with jurisdiction over its activities to cease servicing mortgage notes. Upon notice of termination, Investor may request the note(s) be transferred to another Servicer, of Investor’s selection, or assume servicing directly.

18. AGREEMENT: This Agreement shall apply to note(s) and mortgage(s) for the property address(s) indicated on the attached Addendum(s). The term of this Agreement shall be for the life of the note(s) and mortgage(s), or the extension thereof, indicated on attached Addendum(s), unless earlier terminated as provided elsewhere under the terms of this Agreement.

19. INTEREST REPORTING: Servicer agrees that interest paid on a mortgage note(s) by mortgagors will be reported to the Internal Revenue Service on Form 1099 (Interest Reporting Form). Servicer understands that failure to report interest paid may result in a $50.00 penalty to Servicer by the IRS.

20. FORCE MAJEURE: Any obligation of either party under this Agreement is expressly made subject to the condition that if circumstances beyond the reasonable control of such party make its performance impossible, or would raise materially the cost of performance, then the time of performance shall be extended until a date that is reasonably practicable for performance or until the end of the circumstance giving rise to the delay. This section shall be operative in the following circumstances, among other: acts of God, war, earthquake, terrorism, power outages, civil disturbances, labor shortages or strikes, imposition of martial law, and similar economic disruptions of the market.

IN WITNESS WHEREOF, each party has caused this instrument to be signed on its behalf by its duly authorized officials, as of the date set forth above.

6